Exhibit 99.(b)(9)

[CONSECO VARIABLE INSURANCE COMPANY LETTERHEAD]



April 26, 2002

Board of Directors
Conseco Variable Insurance Company

Re:      Conseco Variable Annuity Account E
         Registration Statement on Form N-4

Gentlemen and Madam:

I am Executive Vice President, General Counsel and Secretary of Conseco Variable Insurance Company (the "Company"). At your request, I have examined or caused to be examined the Registration Statement on Form N-4 (the "Registration Statement") of Conseco Variable Annuity Account E (formerly Great American Reserve Variable Annuity Account E) (the "Registrant" or "Account") with respect to the securities issued in connection with the Account offering variable annuity contracts. The Registrant's Form N-4 Registration Statement is filed pursuant to the Securities Act of 1933 (the "Act") and the Investment Company Act of 1940 (the "1940 Act"). This opinion is being furnished pursuant to the Act in connection with the Registration Statement. No fee is payable because the Registrant files a declaration of indefinite registration pursuant to Rule 24f-2 under the 1940 Act.

In rendering this opinion, I, or attorneys under my supervision (together referred to herein as "we"), have examined and relied upon a copy of the Registration Statement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

     1. The Account has been duly organized and is an existing separate account pursuant to the applicable laws of the State of Texas;

     2.   The Account is a unit investment trust registered under the 1940 Act;
          and

     3. The securities issued in connection with the Account offering variable annuity contracts, when issued as described in the Registration Statement, will be duly authorized and upon issuance will be validly issued, fully paid and non-assessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the securities to be registered pursuant to the Registration Statement. Without limiting the generality of the foregoing, I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

This opinion is limited to the laws of the State of Indiana and of the United States of America to the extent applicable. If any of the securities included in the Registration Statement are governed by the laws of a state other than Indiana, I have assumed for the purposes of this opinion that the laws of such other state are the same as those

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of the State of Indiana.

I hereby consent to the inclusion of the opinion as Exhibit (b)(9) to the Registration Statement and to all references to me in the Registration Statement or the Prospectus included therein.

Very truly yours,

/s/ David K. Herzog
-----------------------------
David K. Herzog
Executive Vice President,
General Counsel and Secretary